AT&T Reports Third-Quarter Results

Consolidated Results
●	Diluted EPS of $0.65 as reported compared to $0.49 in the year-ago quarter
●	Adjusted EPS of $0.90 compared to $0.74 in the year-ago quarter
●	Consolidated revenues of $45.7 billion
●	Cash from operations of $12.3 billion, up 14.3%
●	Capital expenditures of $5.9 billion
●	Free cash flow of $6.5 billion, up 16.6%

Company reaffirms 2018 guidance of adjusted EPS at the high end of $3.50 range1, free cash flow at the high end of the $21 billion range and
 net capital expenditures at $22 billion range

Note: AT&T's third-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, October 24, 2018. The webcast and related materials will be available on AT&T’s Investor Relations website at https://investors.att.com.

DALLAS, October 24, 2018 — AT&T Inc. (NYSE:T) reported solid revenue, earnings and free cash flow growth in the third quarter led by gains in Mobility and WarnerMedia. Wireless results in the third quarter included positive postpaid phone net adds, strong prepaid phone gains and growing service revenues. (On a GAAP basis, service revenues declined 3.4%; however, on a comparable basis, service revenues grew 2.3%.)

“I’m pleased with the progress we made on a number of fronts in the third quarter,” said Randall Stephenson, AT&T chairman and CEO. “Our U.S. wireless business is growing and it’s the single biggest contributor to our earnings and cash flow. WarnerMedia was immediately accretive in its first full quarter, contributing 5 cents to EPS, and our free cash flow grew by double digits.

“We’ve accomplished all this while staying focused on managing our debt portfolio. We’re on track to get to the 2.5x debt-to-EBITDA range by year-end 2019. And as we’re nearing completion of our fiber build and making pricing moves on video, we’re laying the foundation for stabilizing our Entertainment Group profitability in 2019. Across the business, I like our momentum and feel confident that we’re on track to deliver on our plans.”

North America wireless:
●	4.3 million total wireless net adds:
o	3.4 million in U.S., driven by connected devices and prepaid
o	907,000 in Mexico
Communications Highlights
●	Mobility:
o	Service revenues up 2.3% on a comparable basis
o	550,000 phone net adds in the U.S.
●	69,000 postpaid phone net adds
●	481,000 prepaid phone net adds
o	Nearly 750,000 branded smartphones added to the base
o	Third-quarter postpaid phone churn of 0.93%
●	Entertainment Group:
o	49,000 DIRECTV NOW net adds with 346,000 net losses in traditional video as company focuses on improving profitability and begins beta test of new streaming video device
o	More than 10 million customer locations passed with fiber
WarnerMedia Highlights
●	Revenues up with gains in all business units
o	Turner and Home Box Office year-over-year subscription revenue growth
o	Strong Warner Bros. television licensing revenue growth; box office releases included the hit films Crazy Rich Asians, The Meg and The Nun
o	37 Primetime Emmy Awards; 12 News and Documentary Emmy Awards
Xandr Highlights
●	Advertising revenues grew 34%; up 22% excluding the AppNexus acquisition
●	AppNexus enhances addressable advertising technology

Consolidated Financial Results2
AT&T's consolidated revenues for the third quarter totaled $45.7 billion versus $39.7 billion in the year-ago quarter, up 15.3%, primarily due to the Time Warner acquisition partially offset by the impact of ASC 606 and the netting of approximately $920 million of USF revenues with operating expenses.  Without the accounting change, revenues were $46.6 billion, an increase of 17.5% primarily due to the Time Warner acquisition. Declines in domestic video, legacy wireline services and Vrio were offset by growth in wireless equipment and services, WarnerMedia and Xandr.

Operating expenses were $38.5 billion versus $33.9 billion in the year-ago quarter, primarily due to the Time Warner acquisition partially offset by the netting of USF and other regulatory fee revenues and the deferral of commissions under ASC 606. Excluding those impacts, operating expenses were $39.9 billion, an increase of about $6.1 billion due to the Time Warner acquisition, higher wireless equipment costs and Entertainment Group content cost pressure, partially offset by cost efficiencies.

Versus results from the third quarter of 2017, operating income was $7.3 billion, up 25.2% primarily due to the Time Warner acquisition; and operating income margin was 15.9% versus 14.6%. On a comparative basis, operating income was $6.7 billion and operating income margin was 14.3%. When adjusting for amortization, merger- and integration-related expenses and other items, operating income was $10.0 billion, or $9.4 billion on a comparative basis, versus $7.5 billion in the year-ago quarter, and operating income margin was 21.9%, or 20.3% on a comparative basis, versus 18.8% in the year-ago quarter.

Third-quarter net income attributable to AT&T was $4.7 billion, or $0.65 per diluted share, versus $3.0 billion, or $0.49 per diluted share, in the year-ago quarter. Adjusting for $0.25 of costs for amortization, merger- and integration-related expenses and other items, earnings per diluted share was $0.90 compared to an adjusted $0.74 in the year-ago quarter, a 21.6% increase.

Cash from operating activities was $12.3 billion, and capital expenditures were $5.9 billion. Capital investment included about $560 million in FirstNet capital costs and reflects no FirstNet reimbursements. Free cash flow — cash from operating activities minus capital expenditures — was $6.5 billion for the quarter. The company is successfully managing near-term maturities and refinancing risk and expects to have retired or refinanced about $28 billion of near-to-intermediate term maturities by the end of 2018.

1 Adjustments include a non-cash mark-to-market benefit plan gain/loss, merger-related interest expense, merger integration and amortization costs and other adjustments. We expect the mark-to-market adjustment which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be the largest of these items. Accordingly, we cannot provide a reconciliation between forecasted adjusted diluted EPS and reported diluted EPS without unreasonable effort.

2AT&T adopted new U.S. accounting standards that deal with revenue recognition (ASC 606), post-employment benefit costs and certain cash receipts on installment receivables. These changes impact the company’s income statements and cash flows. With the adoption of ASC 606, the company made a policy decision to record Universal Service Fees (USF) and other regulatory fees on a net basis. The company is providing comparable results in addition to GAAP to help investors better understand the impact on financials from ASC 606 and the policy decision. Historical income statements and cash flows have been recast to show only the impact of the adoption of the other two accounting standards.

*About AT&T
AT&T Inc. (NYSE:T) is a diversified, global leader in telecommunications, media and entertainment, and technology. It executes in the market under four operating units. WarnerMedia’s HBO, Turner and Warner Bros. divisions are world leaders in creating premium content, operate one of the world’s largest TV and film studios, and own a world-class library of entertainment. AT&T Communications provides more than 100 million U.S. consumers with entertainment and communications experiences across TV, mobile and broadband services. Plus, it serves more than 3 million business customers with high-speed, highly secure connectivity and smart solutions. AT&T Latin America provides pay-TV services across 11 countries and territories in Latin America and the Caribbean, and is the fastest growing wireless provider in Mexico, serving consumers and businesses. Xandr provides marketers with innovative and relevant advertising solutions for consumers around premium video content and digital advertising through its AppNexus platform.

AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information is available at about.att.com. © 2018 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.
This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's website at https://investors.att.com.
For more information, contact:
Erin McGrath
AT&T Inc.
Phone: 214-862-0651
Email: Erin.McGrath@att.com